RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

AMENDMENT NO. 1 TO AMENDED OPERATING EXPENSES AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is made this _______ day of December, 2005, by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and RAINIER INVESTMENT MANAGEMENT, INC. (the “Advisor”), a Washington corporation, with respect to that Amended Expenses Agreement (the “Agreement”) between the Trust and the Advisor dated April 1, 1999, as amended and restated on April 1, 2002.

This Amendment is for the purpose of adding an additional series of the Trust to the Agreement.

1.	Appendix A to the Agreement is hereby amended in its entirety and replaced with Appendix A attached to this Amendment.

2.	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, INC.
By:	By:

Title:	Title:

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Appendix A
Fund	Operating Expense Limit	Effective Date
Rainier Small/Mid Cap Equity Portfolio	1.23%	April 1, 2002
Rainier Core Equity Portfolio	1.04%	April 1, 2002
Rainier Balanced Portfolio	0.94%	April 1, 2002
Rainier Intermediate Fixed Income Portfolio	0.45%	April 1, 2002
Rainier Growth Equity Portfolio	0.94%	April 1, 2002
Rainier Mid Cap Equity Portfolio	1.10%	December __, 2005

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, INC.
By:	By:

Title:	Title:

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